CERTIFICATE OF INCORPORATION
OF
IBIOPHARMA, INC.

PURSUANT TO SECTION 102 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, hereby certifies:

1.     The name of the Corporation is iBioPharma, Inc. (the “Corporation”).

2.     The Certificate of Incorporation of the Corporation shall read as follows:

First:     The name of the corporation is IBIOPHARMA, INC.

Second:     The address of the Corporation’s registered office in the State of Delaware is 9 Innovation Way, Suite 100, Newark, Delaware 19711, New Castle County. The name of the registered agent of the corporation in the State of Delaware at such address is Jennifer Kmiec.

Third:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:     The total number of shares which the Corporation shall have authority to issue is 51,000,000 shares of capital stock consisting of 50,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Fifth:     The name and mailing address of the incorporator are as follows:

Name	Mailing Address
Kelly S. Diemand	c/o Greenberg Traurig, LLP Met Life Building 200 Park Avenue New York, New York 10166

Sixth:     The Corporation is to have perpetual existence.

Seventh:     The Corporation expressly elects not to be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.

Eighth:     The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

Ninth:     Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

Tenth:     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

Eleventh:     Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law of the State of Delaware upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law of the State of Delaware and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law of the State of Delaware. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including but not limited to Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

          Twelfth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of April, 2008, and I affirm that the foregoing certificate is my act and deed and that the facts stated herein are true.

/s/ Kelly S. Diemand
Kelly S. Diemand, Incorporator